Exhibit 10.1
INDEFINITE-TERM EMPLOYMENT CONTRACT

BETWEEN :

EMPLOYER     ACCENTURE, a simplified joint-stock company (Société par actions simplifiée), with a share capital of 17 250 000 €, whose registered office is located at 118 avenue of France, 75013 Paris, France, registered with the Companies and Commercial Registry, under the number B 732 075 312, represented by Christian NIBOUREL as President of ACCENTURE SAS, hereinafter the « Company », on the one hand,

AND:

EMPLOYEE    Jean-Marc OLLAGNIER, residing at « Address » with the social security under the number « Number» , on the other hand,

ACCENTURE SAS and Jean-Marc OLLAGNIER shall be individually referred to hereinafter as a “Party” and jointly as the “Parties”.

“Group” shall mean the Accenture plc and company affiliate to it.

THE FOLLOWING HAS BEEN AGREED :
1.COMMITMENT

1.1Jean-Marc OLLAGNIER was hired by the Company on November 3, 1986 as Consulting Engineer.

1.2The Parties have agreed, through this employment contract, to replace all the provisions in the employment contract and agreements, written or verbal, entered into the parties and /or between Jean-Marc OLLAGNIER and the Company, except any “Equity Grant Agreements” entered into with Accenture which will remain applicable. The Parties understand and agree that the Company is not party to any such “Equity Grant Agreements”. It is agreed that the length of service acquired by Jean-Marc OLLAGNIER at the date of signature of the present contract shall not be affected.

1.3This employment contract is entered into for an indefinite-term with effect from December 1, 2012.

1.4This employment contract is governed by the applicable laws and regulations in force and by the provisions of the applicable Collective Bargaining Agreement, namely, for informational purposes on this date, Collective Bargaining Agreement, of technical design offices, engineering consultancies, and consultancy firms (“SYNTEC”) as well as by the Company’s internal rules, the provisions of agreements and the internal policies available on the Company's portal and intranet website, for informational purposes.

1.5Jean-Marc OLLAGNIER agrees to comply with all the provisions of the aforementioned laws, regulations, agreements and policies.

2.ROLE, TASKS AND RESPONSIBILITIES

2.1Jean-Marc OLLAGNIER shall carry out the role of Group Chief Executive Resources, Management status, member of the « Global Management Committee». The duty assigned to him in particular is to ensure that the Group's Resources Department is taking leadership positions in the market, to ensure the development of its capacities and profitability, by being a leader in its sector and with its clients, and by innovating to take advantage of the best synergies within the Group.

For informational purposes, Jean-Marc OLLAGNIER shall perform his duties under the authority and in accordance with the framework of instructions from his Manager, Pierre NANTERME, acting as President of Accenture plc, or from any other person or corporate body, that the Company may designate at any time.

2.2Jean-Marc OLLAGNIER’s tasks and responsibilities may necessarily evolve depending on the Company and/or Group’s needs to ensure its proper management and adaptation, as well as service contingencies.

2.3Jean-Marc OLLAGNIER’s tasks and responsibilities may necessarily evolve depending on the Company and/or Group’s needs to ensure its proper management and adaptation, as well as service contingencies. Consequently, the tasks and responsibilities of Jean-Marc OLLAGNIER may, if they fall within his capacity, be adapted, supplemented or modified, occasionally or otherwise, by the Company, or from any other person or corporate body by whatever means they deem appropriate.

3.WORKING HOURS

3.1Given the professional responsibilities entrusted to Jean-Marc OLLAGNIER, the importance of which involves considerable independence in the organisation of his working hours, the autonomy which he has to make his decisions and the level of his remuneration, Jean-Marc OLLAGNIER shall be deemed to occupy the status of “top management level employee” as defined by working time regulations.

3.2As such, in accordance with the provisions of Article L.3111-2 of the French Employment Code, the regulations governing working time, including overtime, are not applicable to Jean-Marc OLLAGNIER. Therefore, Jean-Marc OLLAGNIER shall not be able, in any way, to claim the payment of any overtime.
4.RENUMERATION

4.1Basic salary

In his capacity as “Group Chief Executive Resources”, Jean-Marc OLLAGNIER shall receive, as basic cash remuneration, an annual gross reference salary of EUR [*]. The annual gross salary shall relate to the annual period of the Company's compensation year, from December 1 to November 30, beginning on December 1, 2012, and may be adjusted from time-to-time by the Company, or from any other person or corporate body by whatever means they deem appropriate.

The basic remuneration shall be paid in twelve monthly instalments, directly into the bank account of Jean-Marc OLLAGNIER.

It is expressly agreed that this remuneration is fixed and is independent from the time spent by Jean-Marc OLLAGNIER for the performance of his duties.

4.2 Global Annual Bonus

Jean-Marc OLLAGNIER will be eligible to participate in Accenture's Global Annual Bonus Program as in place and as amended from time to time. Subject to the rules of the Global Annual Bonus Program, the Company determines payout targets (if applicable within the limit of thresholds and maximum payment amounts fixed by Accenture plc) at the beginning of each compensation year, and the actual payment amounts, based on individual performance as well as overall company performance, following the completion of the applicable fiscal year. The Global Annual Bonus Program targets and payouts modalities may fluctuate from year to year, either upwards or downwards, and shall be reviewed annually. Jean-Marc OLLAGNIER's targets and payout modalities of the Global Annual Bonus will be communicated to him within a three-month period following the beginning of the reference period. The annual targets entrusted to Jean-Marc OLLAGNIER will be set unilaterally by the Company.

For information purposes (and, in any event, the relevant Global Annual Bonus Program terms and conditions will always prevail), to be eligible for a Global Annual Bonus Program award for his performance in any given fiscal year in which the Global Annual Bonus Program is available, Jean-Marc OLLAGNIER must be employed by the Company or an eligible subsidiary of Accenture plc on August 31 of that fiscal year (the last day of the fiscal year for which the bonus is calculated).

Global Annual Bonus Program awards will be paid out at the end of the calendar year (i.e., after December 1PPstPP) once Jean-Marc OLLAGNIER's performance rating and Accenture plc's performance for the prior fiscal year, as determined by the Company, are known. Jean-Marc OLLAGNIER recognizes that there shall be no claim or entitlement for future payment, even if such payment has been received during several previous performance years.
5.WELFARE SCHEMES

5.1Jean-Marc OLLAGNIER shall be a member of the pension and insurance schemes in effect within the Company, i.e. on this date:

5.1.1     REUNICA Group - Agirc Pension (154 rue Anatole France 92599 Levallois Perret Cedex) and NOVALIS TAITBOUT Group - Arrco Pension (supplementary pension funds - 6 rue Bouchardon 75495 Paris Cedex 10

5.1.2      Insurance: GAN / EUROCOURTAGE

5.2Jean-Marc OLLAGNIER therefore agrees to the deduction of the employee contributions related thereto as well as to any possible amendment of the schemes or the rates of contribution.
6.LOCATION

6.1For information purposes, the principal and administrative location of Jean-Marc OLLAGNIER shall be set at the Company's registered office, at 118 avenue of France, 75013 Paris.

6.2The Parties mutually agree that the administrative and principal location shall not constitute an essential condition of this employment contract.

6.3Therefore, in consideration of the nature of his duties, Jean-Marc OLLAGNIER may be requested to transfer his principal and/or administrative location at any time to any establishment, existing on the date of signature of this employment contract, which the Company or the Group, operates on French national territory (excluding overseas territories).

7.MISSIONS AND TRAVEL

7.1As a result of his duties, Jean-Marc OLLAGNIER shall regularly travel in France and abroad to the offices of the Company or in any of the companies in the Group.

7.2The mission order in Appendix A defines the terms of such travel.

7.3In case of a mission and/or travel abroad, Jean-Marc OLLAGNIER must have a valid passport and obtain any visas and work permits required. The Company agrees to assist Jean-Marc OLLAGNIER with the necessary steps to this effect.

In addition, the tax equalisation policy in force within the Company will apply for all trips and missions abroad.

To that effect Jean-Marc OLLAGNIER will benefit from the assistance of the firm retained by the Company for the preparation of his French and foreign income tax returns. Access to these services is defined in the Company international mobility policies, which are accessible through the Human Resources department.

8.PROFESSIONAL SECRECY - COMMERCIAL CONFIDENTIALITY

8.1Jean-Marc OLLAGNIER is bound, during the execution of his employment contract and after its termination, irrespective of his general obligation of discretion and commercial confidentiality, to absolute secrecy with regard to any facts which he may learn because of his role or being a part of the Company, with respect to any individual or any employee of the Company, unless it is necessary for the employee concerned to be informed of the confidential information.

8.2Jean-Marc OLLAGNIER is bound by this obligation of discretion both during and after the execution of his tasks under this employment contract.

8.3It is recognised, by express agreement between the Parties, that all information in relation to the Company or to any entity of the Group, including with regard to their activities, contracts or technical, financial or commercial policies, is and shall at all times be kept strictly confidential and is the exclusive property, depending on the case, or of any entity of the Group, regardless of whether such information is protected as industrial property or artistic property.

8.4Similarly, Jean-Marc OLLAGNIER agrees to respect the confidentiality of all other information which he may become aware of during the execution of his employment contract, regardless of the origin of such information, whether it be from any entity of the Group, from their respective clients or from other third parties.

8.5The information referred to above includes in particular, without the following list being exhaustive, any and all deliverables created by the Company or provided to clients, regardless of whether such deliverable is protected as industrial property or artistic property, information concerning data, “Know-how” as defined in article 15.4, “Works” as defined in article 15, trade secrets, strategic plans, marketing plans, customers or customer requests (including their names), lists of customers canvassed by the Company or the Group, price lists or pricing policy, technical information, inventions (whether or not patentable), information concerning projects or transactions, the Company's or the Group's employees, any financial information or projects, budgets, any paper or electronic document written by Jean-Marc OLLAGNIER within the performance of his duties or by any other person. This definition includes the information marked as “confidential” or any information which is said to be “confidential” or which Jean-Marc OLLAGNIER may reasonably consider to be regarded as such by the Company, any information given to the Company or to any entity of the Group, in confidence by customers, suppliers or any other person, and any reproductions or summaries of the aforementioned information of any kind, irrespective of the media.

8.6In particular, he shall not, under any circumstances, disclose in any way or publish any information or share it, even verbally, with any third party, or use such information for his own account, without the prior consent of the Company in writing.

8.7In any event, the confidentiality of information shall, at all times during the term of the contract, and after the termination of this employment contract, for whatever reason, be observed and preserved by Jean-Marc OLLAGNIER.

8.8Such obligation of non-disclosure shall survive and remain enforceable even after the termination (by resignation, dismissal, amicable termination, or invalidity of contract) of this employment contract, without limitation of time.

8.9All data and documents, as defined above, shall remain the property of the Company.

8.10Jean-Marc OLLAGNIER shall not keep in his possession, in any manner whatsoever, any documents, studies or work and/or correspondence or any other data or copies belonging to the Group, which were given to him as part of his role, except during the time that such items are necessary for the performance of his duties.

8.11In addition, Jean-Marc OLLAGNIER agrees to take any necessary measures to ensure that no unauthorised third party can access any document containing confidential information.

8.12Any breach of this strict obligation shall be likely to constitute gross negligence which may justify immediate dismissal as well as compensation for any damage caused.
9.EXCLUSIVITY FOR THE TERM OFTHE EMPLOYMENT CONTRACT
9.1Jean-Marc OLLAGNIER agrees to devote to the Company his entire working hours to the tasks entrusted to him under this employment contract.

9.2Therefore, during the execution of this employment contract within the Company, Jean-Marc OLLAGNIER is prohibited from directly or indirectly carrying out any other professional activity, against payment or free of charge, without prior agreement of the President of the Company.

9.3In the particular case where a request for professional services is personally made directly by a client or a prospect or a competitor of the Company, or of the Group, Jean-Marc OLLAGNIER undertakes to refuse this request himself or on behalf of any third party and to inform the President of the Company.
10.OBLIGATION OF LOYALTY AND TRUST
10.1Jean-Marc OLLAGNIER agrees, during the term of his employment contract, not to act on behalf of a competitor and not to carry out, on his behalf or on behalf of another company, any activities that would be competing the Group. In particular, Jean-Marc OLLAGNIER has a duty and an obligation not to entice or attempt to entice the clients, methods, trade secrets, or know-how of the Group, for his benefit or for the benefit of any third party, and to not be interested in or gain any benefit, directly or indirectly, from the clients of the Company or the Group, even if he is the subject of unsolicited requests.

10.2Any breach of this loyalty obligation shall be likely to constitute serious misconduct.

10.3If Jean-Marc OLLAGNIER receives a job offer from a client, Jean-Marc OLLAGNIER agrees to immediately inform the President of the Company.

10.4It is expressly agreed that in the event of termination of the employment contract, Jean-Marc OLLAGNIER shall continue to be bound by a loyalty obligation vis-à-vis the Company and the Group.
11.NON-COMPETITION, RESPECT FOR CLIENTS AND NON-SOLICITATION
11.1Jean-Marc OLLAGNIER recognises that his role as “Group Chief Executive Resources” constitutes the most important position worldwide within the Group. Therefore, he has access to the broadest possible range of important documents and confidential information on the Company and Group's activities and clients, concerning the French market as well as concerning the foreign markets where the Company or the Group are established. In addition, Jean-Marc OLLAGNIER has especially significant contacts with the Company's and the Group's clients. In the course of his duties, Jean-Marc OLLAGNIER thus has access to an exceptional amount of know-how, technology, strategic plans, business practices and, in general, a very significant amount of confidential information and trade secrets concerning the Company and the Group. The use by Jean-Marc OLLAGNIER of such information in the name, on behalf or for the benefit of a competitor of the Company and/or of the Group and would significantly damage the Company's and/or the Group's interests.

11.2Consequently and given the nature of the activities of the Company and the highly competitive market in which it operates, Jean-Marc OLLAGNIER expressly recognises that:

11.2.1    The restriction on his professional activities upon termination of his duties resulting from the present non-competition, respect for clients and non-solicitation clause only aims to protect the legitimate interests of the Company and/or the Group, and does not have the object, or consequence of preventing Jean-Marc OLLAGNIER from performing his professional activity; and

11.2.2     The present non-competition, respect for clients and non-solicitation clause is an essential condition of employment.

11.3In accordance with such conditions, in case of termination of this employment contract for any reason whatsoever (including a resignation, dismissal or amicable termination), Jean-Marc OLLAGNIER is prohibited from carrying out an activity (even unpaid):

(a)Either by directly or indirectly exploiting, in France, a company which is a competitor of the Company and/or the Group to which it belongs, even through third parties, either as individuals or legal entities,

(b)Either as an employee, partner, corporate officer, administrator, shareholder, consultant or otherwise, in a company which is a competitor of the Company and/or the Group to which it belongs or to have any direct or indirect interest in any form whatsoever in a company of this type and mentioned on the list of the companies attached at Appendix B of this employment contract. It is understood that this list may change and be added to by addendum.

All activity concerning the provision of strategy and organization consulting, technology services consulting and/or outsourcing services is considered competing activity for the application of the present non-competition clause.

11.4Jean-Marc OLLAGNIER is also prohibited from:

11.4.1     taking an equity interest or enticing away directly or indirectly any client or prospect with whom he has been involved during the 12 months preceding the notification of termination of employment agreement,

11.4.2     hiring and/or enticing away, by any means whatsoever or through any intermediary whatsoever, for his own account or on behalf of any third party, the employees of the Company or of the Group.

11.5Particularly, Jean-Marc OLLAGNIER agrees to not use the different professional and personal social networks for purposes which would contravene the obligations referred to above.

11.6Such prohibitions of non-competition, respect for clients and non-solicitation shall last for (12) months as from the effective termination of this employment agreement and shall cover the following territories : all the countries listed on the Appendix C of this employment agreement, excepted the obligation mentioned at the article 12.3 (a) which is solely applicable in France. It is agreed that this list may change and be completed by addendum.

11.7As compensation for these obligations, Jean-Marc OLLAGNIER shall be paid, over the same period, with a monthly non-compete indemnity corresponding to 35% of his fixed average gross remuneration (including the fixed salary as well as the variable compensation, excluding equity grants) as appearing on Jean-Marc OLLAGNIER's payslips issued for the 12 months of presence in the Company preceding termination of his employment contract. The parties agree that this financial consideration is a global lump sum and shall include any allowance due under this sum, including a compensatory allowance for paid leave of absence.

11.8Each month, Jean-Marc OLLAGNIER shall certify his employment status to the Company (certificate of employment of his new employer or, in the case of non-employment, a document certifying that he has signed on with the French unemployment office (Pôle Emploi), or failing that, a declaration on oath), to demonstrate that he is complying with the non-competition obligations imposed.

11.9The financial compensation mentioned above shall cease to be payable if Jean-Marc OLLAGNIER fails to comply with the obligations imposed upon him under the present Clause.

11.10However, the Company reserves the right to reduce the geographical area or duration of application of the present clause or to waive the benefit of this clause provided that the Company informs Jean-Marc OLLAGNIER in writing within a (15) day period starting upon notification of termination of the employment contract (date of receipt of the resignation letter or the constructive dismissal letter, or the date of sending of the dismissal letter) or of the date of knowledge of the certification of the amicable termination by the DIRECCTE. In the event that the Company should waive the benefit of this non-competition clause in the form and within the period mentioned above, it shall consequently no longer be bound to pay the aforementioned financial consideration every month.

12.PENALTY CLAUSE
Breach of the prohibitions stipulated in Articles 8 (professional secrecy) and 11 (non-competition, respect for clients and non-solicitation) above shall be sanctioned by the payment of compensation at least equal to the base remuneration received by Jean-Marc OLLAGNIER during the last six (6) months of this employment contract. The Company reserves the right to prove greater damage and to obtain an injunction to stop any disturbance and compensation by all legal ways and means.
13.RETURN OF PROPERTY AND DOCUMENTS BELONGING TO THE COMPANY
The equipment that the Company shall entrust to Jean-Marc OLLAGNIER for the execution of his role, in particular, a laptop, files, plans, documentation, correspondence, access passes, etc. shall remain the property of the Company.

Jean-Marc OLLAGNIER shall use this equipment in a professional manner and shall not make copies, facsimiles or reproductions for his personal use or any other use, unless expressly authorised by the Company.

In addition, Jean-Marc OLLAGNIER expressly agrees to return the equipment entrusted to him including hardware, software, portable equipment, files, plans, documentation, correspondence and any copies, facsimiles and reproductions, on the same date that his duties are effectively terminated, for any reason whatsoever, or on any other occasion when requested by the Company, without there being any need for a prior demand or formal notice by the Company. Upon the return of the equipment entrusted to him, Jean-Marc OLLAGNIER undertakes to remove any personal data or any private communications or information relating to him.

Jean-Marc OLLAGNIER shall not keep any copies of said documents and shall preserve their confidentiality, even after his departure. In this respect, Jean-Marc OLLAGNIER agrees to not use the content for his own account or for the account of any third party and to not disclose or allow to be disclosed any of the information they contain to anyone. Breach of this obligation shall call into question his personal liability.

In addition, Jean-Marc OLLAGNIER agrees to return to the Company the payment card for business use which he may have been given. Jean-Marc OLLAGNIER shall ensure that no debit balance in relation to this business card shall be owed at the time of its return.
14.PROCESSING OF PERSONAL DATA
14.1Jean-Marc OLLAGNIER is informed and accepts that the Company shall collect and process his personal information. Such information is needed by the Human Resources Department and the other departments concerned to manage the professional file of Jean-Marc OLLAGNIER including for the management of his professional career, appraisal, professional training, remuneration (salary, paid holiday, miscellaneous absence), mobility, integration or departure from the Company. Personal information may also be processed as part of the management of files in which Jean-Marc OLLAGNIER is involved during the execution of his employment contract, as well as to comply with legal obligations for the Company or the Group.

14.2The information may be sent to international companies or third parties acting in name and/or on behalf of one of the companies belonging to the Group, established in countries which may or may not ensure a sufficient level of protection, which are affiliated with the Company and to third parties if such communication proves to be necessary for business purposes or by law. The information categories concerned by such transfer are related to Jean-Marc OLLAGNIER's identification, professional life, and the information related to Jean-Marc OLLAGNIER's economic and financial situation, and the transfer carried out shall be particularly concerned with the management of Jean-Marc OLLAGNIER's professional life within an international organisation.

14.3The Binding Corporate Rules for the organisation of intra-group data trans-border flows and data transfer agreements have been implemented to manage these trans-border flows and guarantee a sufficient level of protection. Jean-Marc OLLAGNIER may request a list of the countries concerned and a copy of the by-laws from the “Data Privacy Officer”.

14.4Jean-Marc OLLAGNIER has a right to query, access, correct and object, for legitimate reasons, to the personal information concerning him. In order to exercise this right, Jean-Marc OLLAGNIER shall contact the “Data Privacy Officer”, data.privacy@accenture.com, or the Human Resources department.

14.5Jean-Marc OLLAGNIER also agrees to collect, process and store any personal information of third parties to which he has access during the term of his employment contract in accordance with the law in force and the procedures applicable within the Company. Jean-Marc OLLAGNIER also agrees to only use such personal information within the scope of his role and within the limits required for its execution.

14.6In this regard, Jean-Marc OLLAGNIER shall take special care to ensure the confidentiality and the security of personal information which he may have access to during the execution of his employment contract.
15.INTELLECTUAL PROPETY
For the purposes of this article, “Intellectual Property Rights” refers to any intellectual or industrial property rights (registered or not) including any patent, author right, copyright, industrial design, sui generis right, Internet right and/or domain name, relating to the “Works”, confidential information, trade secret, know-how as well as any claim or any cause of action related to any of the above-mentioned rights.

“Works” means all databases, software, source codes, algorithms, specifications, software design material, processes, interfaces, documents, articles, models, studies, bill of specifications, documentation, charts (including graphic charts), methods, trademarks, logos, photographies/videos, slogans, Internet programs/applications and/or names, know-how, confidential information, reports and/or other tasks related to the Company's or to the Group's activity or which would be likely to be conceived or, created, or reduced to practice during the performance of his employment contract.

More specifically, Works include all the Works that may be conceived, created or implemented by Jean-Marc OLLAGNIER, alone or in collaboration with others, on the basis of works, or as part of new works during the performance of his employment contract.

The creation of the Works and the associated Intellectual Property Rights are part of the duties of Jean-Marc OLLAGNIER under the present employment contract.

Thus, the Company is the sole owner of the Intellectual Property Rights over the Works executed by Jean-Marc OLLAGNIER in any form whatsoever on the occasion of the performance of this employment contract.

These rights are automatically vested in the Company over the course of progress of the works or as soon as any Intellectual Property Right arises. The works will be broadcast on behalf of the Company.

If needed, Jean-Marc OLLAGNIER undertakes to immediately assign without any reservation all his Intellectual Property Rights on the Works.

15.1Copyright

Jean-Marc OLLAGNIER agrees that the Works he may solely or jointly create or have created in the performance of this employment contract are collective works (oeuvre collective), initiated by the Company and exploited under the Company's name, and belong to the Company according to article L. 113-5 of the Intellectual Property Code.

However, in the event that such assignment would be necessary to enable the Company to use and exploit all or part of the Works, Jean-Marc OLLAGNIER hereby assigns without any reservation any and all author rights he would own in the Works.

Consequently, Jean-Marc OLLAGNIER hereby assigns exclusively to the Company his author rights, as defined below for any exploitation, either public or not, commercial or not, free or not:

15.1.1        the exclusive right to reproduce, in particular in numerous copies, duplicate, print, record all or part of the Works by any means on any media, in particular but without limitation on paper supports, films, electronic support, as well as on any media whether analogical, digital or differently electronically exploitable (including CD-Rom, CDI, CDV, DVD, DVD Rom, DVD-R et DVD-Ram, DivX, memory card, minidisc, DAT, hardware, web site server, smart phone, electronic pad, digital tablets, Intranet, diskette, book, magazine, phonogram and videogram), or optical, and any other media and in any forms and formats whether known at the execution date of this employment contract or to be discovered in the future;

15.1.2     the exclusive right to establish any version, whether in French or in a foreign language, including in any computer language, of all or part of the Works and more generally the rights of translation, arrangement, modification and the right of adaptation, transformation of all or part of the Works in view of any kinds of exploitation, including but without limitation the right to add, remove, combine or modify the Works by any means or process known or unknown to date;

15.1.3        the exclusive right to publish, broadcast, edit, or re-edit, market, license or assign the right to use, rent, or lend reproductions of all or part of the Works, whether for free or for valuable consideration;

15.1.4        the exclusive right of representation and broadcasting of all or part of the Works, in public or in private, by any means using all processes whether known at the execution date of this employment contract or to be discovered in the future, in all format and all support including, but not limited to, terrestrial, TNT, IPTV, TMP, satellite, cable, cinema, video, and television broadcasting or any other telecommunication or audio-visual communication network, wireless technology or mobile phone and, more broadly, by any other communication means (Internet, Intranet, Extranet, email…);

15.1.5        the exclusive right to register the Works as trade mark and/or industrial design, in France and abroad.

This assignment occurs as soon as the Works are created and is valid for the entire world and for the legal duration of the copyright protections set out by French or foreign law as well as international conventions, including any legal prorogation for whatever reason.

Jean-Marc OLLAGNIER acknowledges that the salary he receives includes all remuneration owed in consideration of the assignment of copyright and undertakes irrevocably not to claim any other complementary compensation in this regard.

The Company will broadcast the Works under its own name, excluding Jean-Marc OLLAGNIER's name.

Within the limits authorized by law, Jean-Marc OLLAGNIER renounces and agrees to never claim any of the moral rights (such as defined hereafter) on the Works that he would have on whole or part of the Works and agrees to sign all necessary documents in order to enable the Company to implement this Article.

15.2Software

In the case where Jean-Marc OLLAGNIER 's Works are a software, designed during his work time according to the Company's instructions, pecuniary rights over the software and the related documentation belong to the Company, which is the only party entitled to exercise these rights in the entire world, according to article L. 113-9 of the Intellectual Property Code.

As a result, only the Company is entitled to exercise exclusively the author’s rights mentioned in article L. 122-6 of the Intellectual Property Code, as well as integration rights (wholly or in part, with or without modifying the interface), developing, maintenance, marketing, editing or decompiling rights.

The Company will broadcast software programs under its own name, to the exclusion of Jean-Marc OLLAGNIER's name.

Within the limits authorized by law, Jean-Marc OLLAGNIER renounces and agrees never to claim authorship for the whole or part of software programs.

15.3Inventions

In the performance of his contract, Jean-Marc OLLAGNIER could conceive, create, develop, constitute and produce inventions likely to be patented or not.

In accordance with the provisions of article L. 611-7 of the Intellectual Property Code, Jean-Marc OLLAGNIER acknowledges that the inventions made within the context of his employment contract which provides for an “inventive mission” which corresponds to Jean-Marc OLLAGNIER's actual duties, or, as part of studies or research which have been specifically entrusted to Jean-Marc OLLAGNIER, belong to the Company as of right (“Inventions of Mission”), and the Company will pay Jean-Marc OLLAGNIER an additional remuneration, which shall be determined according to the provisions of the Intellectual Property Code. This additional remuneration shall, in total, not be less than 0.5 (zero point five) and not more than five (5) times Jean-Marc OLLAGNIER's monthly salary. This additional remuneration shall be paid only insofar as Jean-Marc OLLAGNIER personally took part in the invention.

Jean-Marc OLLAGNIER further acknowledges that for all the other inventions created either (i) in the performance of his duties, (ii) in the field of activity of the Company, or (iii) by using knowledge or technologies or specific methods of the Company or information acquired by the Company, the Company is entitled, on its demand and according to legal and regulatory applicable provisions, to have assigned the ownership of the patent protecting the invention (including all applications (or rights to request and be provided) the renewal or extensions and the rights to claim the priority, all rights and rights or similar forms of protection or equivalent that exist or may substitute in the future in all parts of the world) or can decide to obtain a license to all or parts of the rights in the patent protecting the invention in accordance with article L. 611-7 of the Intellectual Property Code.

In accordance with the provisions of articles R. 611-1 and seq. of the Intellectual Property Code, Jean-Marc OLLAGNIER must promptly inform the Company of any invention made during his employment contract.

15.4Know-how

Jean-Marc OLLAGNIER undertakes to disclose to the Company promptly any know-how, including any technical innovation, idea, discovery, invention, model, formulas, tests, data, processes, production methods, commercial methods, developments, improvements, whether or not patentable, or able to being protected by copyright or industrial property rights (“the Know-how”).

Jean-Marc OLLAGNIER acknowledges that this Know-how will be the exclusive ownership of the Company, and represents confidential information covered by the duty of confidentiality to which he is bound by virtue of this employment contract.

15.5Additional commitments

Jean-Marc OLLAGNIER will provide the Company with all the documents and Works that he will have realized. Jean-Marc OLLAGNIER agrees to establish and maintain appropriate written records and update of all Works, inventions or creations (done alone or with other creators or inventors) during the duration of his employment contract with the Company in a form indicated by the Company. The archives will take the form of notes, sketches, drawings, and any other presentation that the Company may give him. The archives will be made available to the Company and will be the exclusive property of the Company and will remain so.

Jean-Marc OLLAGNIER cannot, both during the term of his contract and after the termination, process on his behalf or on behalf of a third party unless he has the prior written agreement of the Company, any deposit and any formalities or filing registration, whether in France or abroad, including depositing envelopes Soleau, from any register and/or registers of copyrights, patents, trademarks, designs and other similar records or to an authority responsible for registering domain names in France or abroad, for all Work.

Jean-Marc OLLAGNIER hereby grants, as necessary, full authority to the Company for the formalities that the Company may deem fit to protect the rights of the Company in the Works, in France and abroad, and he is committed both during the term of this employment contract and after the termination, to furnish all documents and signatures that are necessary for this purpose. As necessary, Jean-Marc OLLAGNIER agrees to cooperate and provide assistance to the Company in connection with any claim or proceedings relating to these Works.

The Company will in no case be obliged to file, defend or maintain in force, in France or abroad, any Intellectual Property Rights in relation to work done in whole or in part by Jean-Marc OLLAGNIER. Consequently, any decision taken by the Company to waive filing, defending or maintaining Intellectual Property Rights of any kind or use shall not result in any claim or complaint from Jean-Marc OLLAGNIER.

During the course of this employment contract or on termination, Jean-Marc OLLAGNIER shall in no case on his behalf or on behalf of another person or entity, directly or indirectly (i) use any of the Works or Intellectual Property Rights in the Works, in whole or part, unless for the performance of his obligations and responsibilities reasonably required vis-à-vis the Company, or (ii) sell or market the work or human work on Intellectual Property or attempt to make a profit or benefit in any manner whatsoever.

Jean-Marc OLLAGNIER has attached to this employment contract a list describing the inventions, know-how, software, databases, original works, developments, improvements and trade secrets which were made by Jean-Marc OLLAGNIER before this employment contract (collectively, the “Existing Inventions”), which it owns and that are related to activities and products of the Company or his research and development, and which are not transferred to the Company under this employment contract. If no list is attached, Jean-Marc OLLAGNIER agrees that there are no Existing Inventions.

If under this employment contract, Jean-Marc OLLAGNIER fits into a product, service, process or equipment of the Company a Existing Invention that the Company owns or in which the Company has a right, the Company hereby receives the benefit of a non-exclusive license or sub-license, free of charge, worldwide, for the legal protection of rights attached to the Existing Invention, to perform, carry out, modify, use, market, sell and distribute the invention earlier in connection with or related to this product, service, process or equipment.

15.6Personal Works

It might be the case that, independently from his activities for the Company or the performance of this employment contract, Jean-Marc OLLAGNIER creates or participates in the creation of works, such as books, novels, articles, films, interviews, etc. (“Personal Works”).

As long as Personal Works remain within the scope of Jean-Marc OLLAGNIER 's private life, have no link with the Company, its name, its image, its activities, its employees, etc. and do not impair Jean-Marc OLLAGNIER's activities for the Company, the Company will not interfere with Personal Works.

On the contrary, if Personal Works, directly or indirectly, refer to the Company in any way whatsoever (for example, by mentioning the author's functions within the Company), such reference will have to be checked by the Company.

For the avoidance of doubt, Jean-Marc OLLAGNIER undertakes to disclose to the Company any and all Personal Works he would make before its publication.

For the avoidance of doubt, the Company is entitled to control the use of its name, trademarks, image, and to oppose any project that would be prejudicial in any way, or that would try to take advantage of its name or reputation.
16.SOFTWARE
16.1Jean-Marc OLLAGNIER agrees to comply with all the terms and conditions of the different agreements (exploitation, license, protection, etc.) which the Company has signed in respect of the use of software (programmes, products, operating systems, etc.) or to which the latter is bound within the context of projects.

16.2Jean-Marc OLLAGNIER shall take the greatest care with regard to information risks such as fraud, viruses, piracy, etc. with regard to the Company's systems and networks and those of clients.

17.IMAGE RIGHTS
In the performance of this employment contract, Jean-Marc OLLAGNIER is likely, alone or collectively, to be photographed, videoed, filmed, recorded, from time to time, in particular on the occasion of workshops, video conferences, audio conferences, demonstrations and displays for clients, creation of marketing documents, directories, promotional, social or internal events, receptions, website, intranet, web TV, relations with affiliates, etc. without this list being exhaustive.

Jean-Marc OLLAGNIER expressly agrees that such photographs, video casts, films, and records of his image and/or his voice be taken and used worldwide in the environment and for the purpose of the Company's regular activities, even after termination of this employment contract for any reason whatsoever.

18.APPLICABLE LAW AND COURTS WITH JURISDICTION
This employment contract is subject to French law, with regard to its execution and its termination, and any dispute relating thereto shall fall within the exclusive jurisdiction of the French courts.

Paris, on December 1PPstPP, 2012 In two counterparts

Jean-Marc OLLAGNIERPP[1]	PPACCENTURE SASPP[2] Represented by Christian Nibvourel President of ACCENTURE SAS

PP1PPAfter initialing the previous pages of this employment agreement, please write « read and approved » before signing.

PP2PPAfter initialing the previous pages of this employment agreement, affix the signature of Accenture's representative.

APPENDIX A
MISSION ORDER IN FRANCE AND ABROAD

1.PURPOSE
1.119.1.    The duties of Jean-Marc OLLAGNIER, as defined in his employment contract, shall require him to travel on punctual occasions.

1.219.2    This mission order is continuous. It shall apply to any travel by Jean-Marc OLLAGNIER within the scope of his duties, at the request of the Company.
2.PERIOD OF INTERVENTION
2.119.3    Certain terms in this regulation are different according to whether the length of the mission is less than or more than three months.

2.219.4    The length of the mission may be shortened or extended by the Company, which Jean-Marc OLLAGNIER agrees to accept by signing this document.
3.TERMS AND CONDITIONS OF ACCOMMODATION AND EXPENSES
The terms and conditions of accommodation and the terms of repayment of the applicable expenses are described in the by-laws in force within the Company called “Policies 710 and 740”, as may be modified from time to time.
4.TERMS AND CONDITIONS OF TRAVEL
The terms and conditions of travel and the terms of repayment of the applicable expenses are described in the by-laws in force within the Company called “Policies 710 and 740”.

Drawn up in two counterparts, in Paris on December 1PPstPP, 2012,

Jean-Marc OLLAGNIERPP[1]	ACCENTURE SAS Represented by Christian Nibvourel President of ACCENTURE SAS

PP1PPAfter initialing the previous pages of this employment contract, please write « read and approved » before signing.

PP2PPAfter initialing the previous pages of this employment contract, affix the signature of Accenture's representative.

ADDENDUM

TO THE INDEFINITE-TERM EMPLOYMENT CONTRACT

BETWEEN :

EMPLOYER         ACCENTURE, a simplified joint-stock company (Société par actions simplifiée), with a share capital of 17 250 000 €, whose registered office is located at 118 avenue of France, 75013 Paris, France, registered with the Companies and Commercial Registry, under the number B 732 075 312, represented by Christian NIBOUREL as President of ACCENTURE SAS, hereinafter the « Company », on the one hand,

AND:

EMPLOYEE    Jean-Marc OLLAGNIER, residing at « Address » with the social security under the number « Number» , on the other hand,

ACCENTURE SAS and Jean-Marc OLLAGNIER shall be individually referred to hereinafter as a “Party” and jointly as the “Parties”.

Group shall mean the Company Accenture plc and of its affiliates.

The Parties hereto agree to amend Jean-Marc OLLAGNIER’s employment contract, signed in the context of his duties as Managing Director. In this context, this addendum deletes and replaces the provisions of the employment agreement and any possible addendum, including any other document entered into between the parties with the same purpose and particularly the clauses 2- ROLE, TASKS AND RESPONSIBILITIES, 11- NON-COMPETE, RESPECT FOR CLIENTS AND NON-SOLICITATION, and 14- PROCESSING OF PERSONAL DATA, of Jean-Marc OLLAGNIER’s employment agreement, with the following :

2.ROLE, TASKS AND RESPONSIBILITES

2.1Jean-Marc OLLAGNIER shall carry out the role of Group Chief Executive Resources, Management status, member of the « Global Management Committee». The duty assigned to him is in particular to ensure that the Group's Resources Department is taking leadership positions in the market, to ensure the development of its capacities and profitability, by being a leader in its sector and with its clients, and by innovating to take advantage of the best synergies within the Group.

For information purposes, Jean-Marc OLLAGNIER shall perform his duties under the authority and in accordance with the framework of instructions from his Manager, Mr. Pierre NANTERME, acting as President of Accenture plc, or from any other person or corporate body, that the Company may designate at any time.

1

2.2Jean-Marc OLLAGNIER’s tasks and responsibilities may necessarily evolve depending on the Company’s needs to ensure its proper management and adaptation, as well as service contingencies.

Consequently, the tasks and responsibilities of Jean-Marc OLLAGNIER may, provided they fall within his capacity, be adapted, supplemented or modified, occasionally or otherwise, by the Management of the Company by any means it deems appropriate.

2.3In addition, Jean-Marc Ollagnier will be responsible for controlling and monitoring compliance with the legal and conventional provisions relating to working time, rest days and paid-vacations for employees under its responsibility.

11.NON-COMPETITION, RESPECT FOR CLIENTS AND NON- SOLICITATION

11.1Jean-Marc OLLAGNIER recognises that his role as “Group Chief Executive Resources” that he exercises at a worldwide level constitutes one of the most important positions within the Group. Therefore, he has access to the broadest possible range of important documents and confidential information on the Company and Group's activities and clients, concerning the French market as well as concerning the foreign markets where the Company or the Group are established. In addition, Jean-Marc OLLAGNIER has significant contacts with the Company's and the Group's clients. In the course of the performance of his duties, Jean-Marc OLLAGNIER has access to an exceptional amount of know-how, technics, strategic plans, business practices and, in general, a very significant amount of confidential information and trade secrets concerning the Company and the Group. The use by Jean-Marc OLLAGNIER of such information or knowledge in the name, on behalf or for the benefit of a competitor of the Company and/or of the Group would significantly damage the Company's and/or the Group's interests.

11.1Consequently and given the nature of the Company’s activities and the highly competitive nature of the market in which it operates, Jean-Marc OLLAGNIER expressly acknowledges and recognises that :

11.1.1     The restriction on his professional activities upon termination of his duties resulting from the present non-competition, respect for clients and non-solicitation clause only aims at protecting the legitimate interests of the Company and/or the Group, and does not have for purpose and will not have for consequence, to prevent Jean-Marc OLLAGNIER from performing his professional activity; and

11.1.2     The present non-competition, respect for clients and non-solicitation clause is an essential condition of employment.

11.2In accordance with such conditions, in case of termination of this employment contract for any reason whatsoever (including a resignation, dismissal or amicable termination), Jean-Marc OLLAGNIER is prohibited from carrying out an activity (even unpaid):

(a)Either by directly or indirectly exploiting, in France, a company which is a competitor of the Company and/or the Group to which it belongs, even through third parties, either as individuals or legal entities.

2

(b)Either as an employee, partner, corporate officer, administrator, shareholder, consultant or otherwise, in a company which is a competitor of the Company and/or the Group to which is belongs or to have any direct or indirect interest in any form whatsoever in a company of this type and mentioned on the list of the companies attached at Appendix B of this employment contract. It is understood that this list may change and be added to by addendum.

All activity concerning the provision of strategy and organization consulting, technology services consulting and/or outsourcing services is considered competing activity for the application of the present non-competition clause.

11.3Jean-Marc OLLAGNIER is also prohibited from :

11.3.1     taking an equity interest or enticing away directly or indirectly any client or prospect with whom he has been involved during the 12 months preceding the notification of termination of employment agreement,

11.3.2    hiring and/or enticing away, by any means whatsoever or through any intermediary whatsoever, for his own account or on behalf of any third party, the employees of the Company or of the Group.

11.4Particularly, Jean-Marc OLLAGNIER agrees to not use the different professional and personal social networks for purposes which would contravene the obligations referred to above.

11.5Such prohibitions of non-competition, respect for clients and non-solicitation shall last for (12) months as from the day of effective termination of this employment agreement and shall cover the following territories : all the countries listed on the Appendix C of this employment agreement, excepted the obligation mentioned at the article 12.3 (a) which is solely applicable in France. It is agreed that this list may change and be completed by addendum.

11.6As compensation for these obligations, Jean-Marc OLLAGNIER shall be paid, over the same period, a monthly non-compete indemnity corresponding to 35% of his fixed average gross remuneration (including the fixed salary as well as any variable compensation, excluding equity grants) as paid and appearing on Jean-Marc OLLAGNIER's payslips issued for the 12 months of presence preceding termination of his employment contract within the Company. The parties agree that this financial consideration is a global lump-sum and include any allowance due under this sum, including a compensatory allowance for paid leave of absence.

11.7Each month, Jean-Marc OLLAGNIER shall certify his employment status to the Company (certificate of employment of his new employer or, in the case of non-employment, a document certifying that he has signed on with the French unemployment office (Pôle Emploi), or failing that, a declaration on oath), to demonstrate that he is complying with the non-competition obligations imposed.

11.8The financial compensation mentioned above shall cease to be payable if Jean-Marc OLLAGNIER fails to comply with the obligations imposed upon him under the present Clause.

11.9However,the Company reserves the right to reduce the geographical area or duration of application of the present clause or to waive the benefit of this clause provided that the Company informs Jean-Marc OLLAGNIER in writing within a (15) day period starting upon notification of termination of the employment contract (date of receipt of the resignation letter or the constructive dismissal letter, or the date of sending of the dismissal letter) or of the date of knowledge of the certification of the amicable termination by the DIRECCTE. In the event that the Company should waive the benefit of this non-competition clause in the form and within the period mentioned above,

3

it shall consequently no longer be bound to pay the aforementioned financial consideration every month.

14.PROCESSING OF PERSONAL DATA

14.1Jean-Marc OLLAGNIER is informed and accepts that the Company shall collect, use, transfer, access and process his personal data (« Personal data ») in the course of this employment contract, and that for certain purposes, including : performing his duties, managing the staff, administering the pay, managing his performance and the business activities of the Company, ensure compliance with regulations, or for any legitimate reason. A more detailed list of the purposes is established in the Information Notice concerning Personal Data listed in the Appendix E.

Jean-Marc OLLAGNIER recognizes that he has received and read this Information Notice concerning Personal Data set out in the appendix of this contract (Appendix D). This notice explains and details (i) to what to extend and for what reasons the Company and any other Company of the Group process his Personal Data (ii) the persons having access to personal data and (ii) the duration of the storage of personal data during the contractual relationship.

14.2Jean-Marc OLLAGNIER recognizes and accepts the fact that the Company belongs to an international group, and in this respect could storage or transfer his Personal Data through companies of the Group, worldwide and to third parties. This may include the transfer of Personal Data to foreign countries from where Jean-Marc OLLAGNIER is located, liable to ensure an adequate level of protection, if such disclosure is necessary for business purposes or law enforcement.

14.3The Binding Corporate Rules for the organisation of intra-group data trans-border flows and data transfer agreements have been implemented to manage these trans-border flows and guarantee a sufficient level of protection. Jean-Marc OLLAGNIER may request a list of the countries concerned and a copy of the by-laws to the “Data Privacy Officer”.

14.4Jean-Marc OLLAGNIER also agrees to collect, process and store any personal information on third parties to which he has access during the term of his employment contract in accordance with the law in force and the procedures applicable within the Company. Jean-Marc OLLAGNIER also agrees to only use such personal information within the scope of his role and within the limits required for its execution.

14.5In this regard, Jean-Marc OLLAGNIER shall take special care to ensure the confidentiality and the security of personal information which he may have access to during the execution of his employment contract.

4

All other provisions of Jean-Marc OLLAGNIER’s employment contract which do not have the same purpose and which are not amended by the present addendum remain in full force and effect.

Paris, on January 23, 2017 In two counterparts
Jean-Marc OLLAGNIER[1]	ACCENTURE SAS Represented by CHRISTIAN NIBOUREL President of ACCENTURE SAS
1After having initialed the previous pages of the employment contract, please write « Read and approved » before signing.

2After having initialed the previous pages of the employment contract, affix the signature of Accenture's representative.

5